Issuer Free Writing Prospectus dated July 2, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended,

relating to Preliminary Prospectus dated June 14, 2024

Registration Statement No. 333-275223

Issuer Free Writing Prospectus dated July 2, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended, relating to Preliminary Prospectus dated June 14, 2024 Registration Statement No. 333 - 275223 Japanese Audio Production & Virtual YouTuber (“VTuber”) Management Company Investor Presentation Lead Underwriter Nasdaq: BLMZ July 2024

This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of BloomZ Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“we”, “us”, “our”, “BloomZ” or the “Company”), and should be read together with the registration statement (the “Registration Statement”) we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates (the “Offering”) and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1984014/000121390024052986/ea0200922 - 03.htm Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the Offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov/ . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Network 1 Financial Securities Inc . , The Galleria, 2 Bridge Avenue, Suite 241 , Red Bank, NJ 07701 , Attention Adam Pasholk, email BLMZIPO@netw 1 . com or by calling + 1 - 732 - 758 - 9001 . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . Free Writing Prospectus Statement See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 1

This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the Company’s preliminary prospectus filed on Form F - 1 . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual result could differ materially and adversely from those anticipated or implied in the forward - looking statement . In evaluation these forward - looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business, These and other factors may cause our actual results to differ materially from any forward - looking statement. Forward - looking statements are only predictions. Thus, you should not rely upon forward - looking statements as predictions of future events. The events and circumstances reflected in the forward - looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to confirm these statements to actual results or revised expectations. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Forward - Looking Statement 2

Use of Proceeds Issuer BloomZ Inc. Offering Type Initial Public Offering Proposed Listing / Symbol NasdaqCM / BLMZ Offer Amount US $5,375,000 (Subject to change) • Investment in the animation production business and acquisition of overseas copyrights • Expenses for capital and business alliances and mergers and acquisitions • Strengthening the VTuber management business system and capital investments • Working capital and general corporate purposes Underwriter Network 1 Financial Securities, Inc. Offering Summary 3 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

About Us

BloomZ

BloomZ is a Company Engaged in Audio Production and the VTuber Management Business.

3 Main Business Sectors

Audio Production
Audio production, Voice Casting

VTuber Management
Livestreaming, E-commerce, Live Events

Voice Actor Workshop
Training, Lesson, Audition

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

4

Anime Business Model

BloomZ strategically allocates funds and invests toward anime production committees to secure audio production rights for select anime titles. In return, these acquired rights facilitate the actual production of the animes and generate audio production fees and distributed revenue.



BloomZ
Investments
Anime Production Committees
Audio Production Rights
Audio Production
Audio Production Fee
Distributed Revenue

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

5

VTuber Business Model

A total of 16 VTubers are currently affiliated with our VTuber group "Hoshimeguri Gakuen." We own the copyrights and other intellectual property rights of our VTubers' VTuber Activities.

VTuber Revenue Streams

Our affiliated VTubers focus on real-time live streaming, selling goods and digital merchandise featuring the virtual characters of our affiliated Vtubers through the following platform.

- **YouTube**
- **BOOTH**
- **FANBOX**
- **Others**

Sales Performance



Others
26.3%
YouTube
29.0%
FANBOX
2.1%
BOOTH
42.5%

October 2022 to September 2023

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

6

Voice Actor Workshop

The Voice Actor Workshop serves as a gateway for BloomZ to actively cultivate young voice acting talent. Essential training and hands-on experience are provided to develop and equip young talent with practical skills and mannerisms for Voice Acting and VTuber business.



Application
Training/ Lesson
Newcomer Audition
Anime Voice Actor
VTuber
Video Game Voice Actor

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

7

Voice Actor Workshop Business Model 8 The workshop serves as a strategic approach to ensure a continuous influx of talented voice actors are trained and developed in - house. This seamlessly aligns with the demands and creative nuances of the Voice Acting and VTuber sectors and fortifies the foundation of the Company. Monthly Membership Fee: x $150 per month Engagement in Projects: x Anime Voice Acting x Video Game Voice Acting x VTuber See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Growth Strategies 9 Continue to focus on maintaining and improving the quality and quantity of our audio production services Maintain and further develop business relationships with our existing and potential clients in the animation and video game industries. Continue to invest in securing talented and competent voice actors and VTubers Expand into the fields of planning and producing our own animation and TV programs Invest in animation production committees to acquire rights outside of comprehensive audio production See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Visionary and experienced management team with strong industry and operational expertise. Competitive Advantage T eam Vision 䐡 N e t w ork Su p port Innovative vision and operating philosophy. Close connections with a large variety of talented voice actors and VTubers. Strong support from a large video game - producing company. 䐟 䐠 䐢 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights 11 $858,682 (1) FY2023 Revenue 35% (2) FY2023 Gross Profit Margin $(1 0 5,708) (1) FY2023 Net Loss $3.97M (3) Cash and Equivalents Revenues by Business Segment 50% Audio Production 45% VTuber 4% Workshop 1% Distributions from Investments Fiscal Year ended September 30, 2023 (1) Translations of Japanese yen into U.S. dollars have been made at the exchange rates of ¥149.43 = $1.00, which was the foreign exchange rate on September 29, 2023, as reported by the Board of Governors of the Federal Reserve System. (2) Gross Profit Margin have been calculated by (Revenue – Cost of revenue) / Revenue * 100 (3) Reflects the sale of Ordinary Shares in this offering at an initial public offering price of $4.30 per share, and after deducting the estimated underwriting discounts, non - accountable expense allowance, and estimated offering expenses payable by us. The as - adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid - in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non - accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $3,568,750. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Management Team CEO and Director Kazusa Aranami Director Yuhi Mimura CFO Hideki Sawai • Ms. Aranami has over 10 years of experience in the animation and voice actor industry. • Robust network through prior experiences across four voice actor management companies. • Mr. Mimura has more than 10 years of experience in the animation and voice actor industry. • With profound experience in the animation production industry, Mr. Mimura is capable of casting any genre of audio work. • Mr. Sawai served as an executive officer/general manager of the accounting department for other companies before joining us. • Mr. Sawai received his bachelor’s degree in Economics from Kyoto University in 1990. 12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Japanese Audio Production and VTuber Management Company Th a n k y ou ! BloomZ Inc. https://www.bloomz - inc.com Contact: Hideki Sawai ( sawai@bloomz - inc.com ) Lead Underwriter Network 1 Financial Securities, Inc +1 732 758 9001 / BLMZIPO@netw1.com